Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is dated and effective as of August 3, 2009 (the “Effective Date”), between Aspect Medical Systems, Inc., a Delaware corporation (“Aspect”), and Tyco Healthcare Group LP d/b/a Covidien (“Receiving Party”).

Background

1.        Receiving Party has requested Aspect to provide certain information, which is either confidential or proprietary in nature, in connection with its consideration of a possible negotiated transaction between the two companies.

2.        Aspect desires to protect the confidentiality of the information it provides and to have Receiving Party take or abstain from taking certain actions in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Definitions.

(a)        “Evaluation Material” means any information concerning Aspect (whether prepared by Aspect, its Representatives or otherwise and irrespective of the form of communication) that is furnished to Receiving Party or any of its Representatives by or on behalf of Aspect on or after January 15, 2009, and all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, any information furnished to Receiving Party or its Representatives pursuant to this Agreement; provided, however, that “Evaluation Material” does not include information of Aspect which:

(i)        is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Receiving Party or its Representatives in violation of this Agreement;

(ii)       was within Receiving Party’s possession prior to it being furnished to Receiving Party or its Representatives by or on behalf of Aspect pursuant to this Agreement, provided that such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Aspect or any other party with respect to such information;

(iii)      becomes available to Receiving Party on a non-confidential basis from a source other than Aspect or any of its Representatives, provided that such source was not known to Receiving Party at the time of the disclosure to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Aspect or any other party with respect to such information; or

(iv)      is independently developed by Receiving Party or others on its behalf without reference to or reliance upon any information furnished to Receiving Party or any of its Representatives by or on behalf of Aspect.

(b)        “Representatives” means, with respect to a party, its direct and indirect parents and subsidiaries, and its and their respective directors, officers, affiliates, employees, partners, agents, commercial banks or other similar lenders providing debt (but not equity) financing, or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

(c)        The term “person” shall be broadly interpreted to include the media and any corporation, company, partnership, joint venture, group, limited liability company other entity or individual and the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 2.  Use and Disclosure of Evaluation Material.

(a)        Except as otherwise provided in this Agreement, Receiving Party hereby agrees that it and its Representatives shall:

(i)        use the Evaluation Material solely for the purpose of evaluating and negotiating a possible transaction between the parties;

(ii)       keep the Evaluation Material confidential in accordance with the terms of this Agreement; and

(iii)      not disclose any Evaluation Material except in accordance with the terms of this Agreement;

provided, however, that Receiving Party may disclose any Evaluation Material to Receiving Party’s Representatives who need to know such information for the sole purpose of evaluating and negotiating a possible transaction between the parties, provided that Receiving Party’s Representatives are informed of the confidential nature of such Evaluation Material.

(b)        Except as otherwise provided in this Agreement, or as otherwise required by applicable law or stock exchange requirement, neither party nor any of its Representatives shall disclose to any other person (i) the existence of this Agreement, (ii) the fact that Evaluation Material has been made available to Receiving Party or its Representatives, (iii) that discussions are taking place concerning a possible negotiated transaction between the parties, (iv) any of the terms, conditions or other facts with respect thereto, or (v) the status of such discussions (collectively, the “Transaction Information”).

(c)        Receiving Party shall be liable to Aspect for any use or disclosure by any of Receiving Party’s Representatives of (i) Evaluation Material or (ii) Transaction Information, which if done by Receiving Party itself would be a breach of this Agreement. Aspect shall be liable to Receiving Party for any use or disclosure by any of Aspect’s Representatives of Transaction Information, which if done by Aspect itself would be a breach of this Agreement. Each party agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of Evaluation Material and/or the Transaction Information, as the case may be.

(d)        To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

Section 3.  Legally Required Disclosure.

If Receiving Party or any of its Representatives is requested or, upon the advice of its outside legal counsel, required under any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of a party’s securities are listed or quoted) or valid legal process to disclose any of the Evaluation Material or the Transaction Information, Receiving Party shall, except as prohibited by law, provide Aspect with prompt written notice of any such request or requirement so that Aspect may seek, at Aspect’s expense, a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If Aspect seeks a protective order or other remedy, Receiving Party shall provide such cooperation as Aspect shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by Receiving Party of a waiver from Aspect, Receiving Party or any of its Representatives is nonetheless, in the opinion of its outside legal counsel, legally compelled to disclose Evaluation Material or Transaction Information to any tribunal or other entity, Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material or Transaction Information which such counsel advises Receiving Party or such Representatives is legally required to be disclosed, provided that Receiving Party and its Representatives shall exercise reasonable best efforts to minimize the disclosure of the Evaluation Material or Transaction Information and to preserve the confidentiality thereof.

Section 4.  Return or Destruction of Evaluation Material.

At any time upon the written request of Aspect for any reason:

(a)        Receiving Party shall promptly (and in no event later than 15 business days after such request), at its election, either return to Aspect or destroy (in which case, such destruction shall be certified in writing to Aspect by an authorized officer of Receiving Party) all Evaluation Material (and all copies thereof) furnished to Receiving Party or its Representatives by or on behalf of Aspect and, except as provided in the last paragraph of this Section 4, shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material; and

(b)        Receiving Party and its Representatives shall destroy all Evaluation Material prepared by Receiving Party or its Representatives, and, except as provided in the last paragraph of this Section 4, shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material and such destruction shall be certified in writing to Aspect by an authorized officer of Receiving Party upon request of Aspect.

Notwithstanding the foregoing, Receiving Party and any of its Representatives that are accounting firms or financial institutions may retain solely for compliance purposes copies of the Evaluation Material in accordance with policies and procedures implemented by such persons or to comply with law, regulation or professional standards; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this Agreement under the sole control of the Receiving Party’s or such Representative’s general counsel, as the case may be. With regard to destruction of Evaluation Material in electronic form, Receiving Party and its Representatives shall be required to perform customary “delete” functions made available by the software vendor for use by the end-user of the relevant software, but the Receiving Party and its Representatives, as the case may be, shall not be required to delete all electronic copies that may be available, for example in backups or archives, or which are retrievable using forensic computer recovery techniques. Notwithstanding the return or destruction of Evaluation Material, Receiving Party and its Representatives shall continue to be bound by their obligations hereunder.

Section 5.  Term.

This Agreement shall apply to all Evaluation Material disclosed prior to the date that is 12 months after the Effective Date. Unless otherwise expressly stated herein, the obligations set forth in this Agreement shall continue until the third anniversary of the Effective Date; provided, however, that as to Evaluation Material that is subject to a confidentiality obligation on the part of Aspect that extends beyond the third anniversary of the Effective Date, Aspect shall so notify Receiving Party of such extended confidentiality obligation and Aspect shall not disclose such Evaluation Material to Receiving Party until Receiving Party agrees to abide by the obligations set forth in this Agreement with respect to such Evaluation Material for the term of Aspect’s confidentiality obligation applicable to such Evaluation Material, in which event the term of this Agreement shall be deemed to be so extended as to such Evaluation Material.

Section 6.  Nonsolicitation.

For a period of one year from the Effective Date, neither Receiving Party nor its affiliates shall solicit to employ any person who (i) is, or within the prior six months was, an officer of Aspect or any of its subsidiaries or (ii) who is, or within the prior six months was, employed in any capacity by Aspect or any of its subsidiaries and with whom Representatives of Receiving Party came in contact or first identified during the process of considering a transaction contemplated by this Agreement; provided, however, that this paragraph shall not prevent

Receiving Party or its affiliates from hiring a person identified in clause (i) or (ii) (a “Covered Person”) if: (1) such Covered Person contacts Receiving Party or its Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from Receiving Party or its Representatives; (2) the personnel of Receiving Party who solicited the Covered Person have no knowledge of any Evaluation Material and none of the personnel of Receiving Party who have knowledge of any Evaluation Material have actual advance knowledge of such solicitation; (3) such Covered Person responds to a general solicitation of employment not specifically directed towards Aspect or any of its subsidiaries or particular employees of Aspect or any of its subsidiaries or (4) on the date of this Agreement such Covered Person is actively engaged in on-going employment discussions with Receiving Party or one of its affiliates outside of the context of the transaction contemplated by this Agreement.

Section 7.  Standstill.

Receiving Party agrees that, for a period of 15 months from the Effective Date, unless a “Significant Event” (as defined below) shall have occurred or Receiving Party shall have been specifically invited in writing by Aspect, neither Receiving Party nor any of its affiliates shall in any manner, directly or indirectly:

(a)        effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of Aspect; (ii) any tender or exchange offer, merger or other business combination involving Aspect; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Aspect; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Aspect;

(b)        form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Aspect;

(c)        otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Aspect;

(d)        take any action that could reasonably be expected to require Aspect to make a public announcement regarding any of the types of matters set forth in paragraph (a) above; or

(e)        enter into any discussions or arrangements with any person with respect to any of the foregoing.

Receiving Party also agrees during such period not to request Aspect (or its Representatives), directly or indirectly, to amend or waive any provision of this section (including this sentence).

For purposes of this Agreement, (i) “Significant Event” shall mean any of (A) the acquisition by any person or “13D Group” (as defined below) (other than Receiving Party or any of its affiliates) of beneficial ownership of “Voting Securities” (as defined below) of Aspect representing more than 30% of the then outstanding Voting Securities of Aspect; (B) the announcement or commencement by any person or 13D Group (other than Receiving Party or any of its affiliates) of a tender or exchange offer to acquire Voting Securities of Aspect which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of Aspect owned by such person or 13D Group, more than 50% of the then outstanding Voting Securities of Aspect; or (C) the entry into by Aspect, or determination by Aspect to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of Aspect would be converted into cash or securities of another person or 13D Group or more than 50% of the then outstanding shares of common stock of Aspect would be owned by persons other than the then current holders of shares of common stock Aspect, or which would result in all or substantially all of Aspect’s assets being sold to any person or 13D Group; (ii) “Voting Securities” shall mean, at any time, shares of any class of capital stock of Aspect which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of Aspect shall be deemed to have been so converted, exchanged or exercised; and (iii) “13D Group” shall mean, with respect to the Voting Securities of Aspect, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

Receiving Party represents and warrants that, as of the date of this Agreement, neither Receiving Party nor any of its controlled or controlling affiliates owns, of record or beneficially, any voting securities of Aspect, or any securities convertible into or exercisable for any voting securities of Aspect.

Section 8.  Trading in Securities.

Receiving Party acknowledges that it is aware (and that its Representatives who are apprised of a possible transaction between the parties have been or will be advised) that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 9.  No Representations and Warranties; Relationship to Definitive Agreement.

(a)        Receiving Party understands and acknowledges that neither Aspect nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Receiving Party agrees that neither Aspect nor its Representatives shall have any liability to Receiving Party or any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a definitive agreement between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

For purposes of this Agreement, the term “definitive agreement” does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid made by one party.

(b)        Receiving Party understands and agrees that no contract or agreement, express or implied, providing for any transaction involving the parties shall be deemed to exist unless and until a definitive agreement has been executed and delivered. Receiving Party also agrees that unless and until a definitive agreement regarding a transaction between the parties has been executed and delivered, Aspect will not be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral communication with respect to such transaction, except for the matters specifically agreed to herein.

(c)        Aspect reserves the right, in its sole discretion, to reject any and all proposals made by Receiving Party with regard to a transaction between the parties and to terminate discussions and negotiations with Receiving Party at any time and for any reason or no reason. Receiving Party understands that Aspect and its Representatives shall be free to conduct any process for any transaction in such manner as they, in their sole discretion, shall determine (including, without limitation, negotiating with other interested parties and entering into a preliminary or definitive agreement without prior notice to Receiving Party or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to Receiving Party or any other person.

Section 10.  Contacts and Communications.

Receiving Party agrees that, prior to the date that is 15 months after the Effective Date, all contacts or communications by it or its Representatives with Aspect regarding a possible transaction between the parties or the Evaluation Material, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible transaction, will be submitted or directed only to (i) Aspect’s Chief Executive Officer or (ii) as Aspect shall otherwise instruct in writing. Without the express prior consent of Aspect, Receiving Party agrees that it will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of Aspect regarding Evaluation Material or a possible transaction between the parties.

Section 11.  Miscellaneous.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(b)        Receiving Party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and that irreparable damage may result to Aspect if information contained therein or derived therefrom is disclosed to any person except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction between the parties. Receiving Party further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by Receiving Party or any of

Receiving Party’s Representatives and that Aspect may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Receiving Party of this Agreement, but shall be in addition to all of Aspect’s other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Receiving Party has breached this Agreement, then Receiving Party shall be liable for and pay to Aspect the reasonable legal fees and disbursements that Aspect has incurred in connection with such litigation, including any appeal therefrom.

(c)        This Agreement may not be assigned in whole or in part by Receiving Party without the prior written consent of Aspect; provided that no such consent shall be required, and this Agreement may be assigned by Receiving Party, in the case of a sale by Receiving Party of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d)        This Agreement contains the entire agreement between the parties concerning the subject matter hereof. No provision of this Agreement may be waived or amended except by the express written consent of the parties. No failure or delay by Aspect in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)        All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Aspect: Aspect Medical Systems, Inc. One Upland Road Norwood, MA 02062 Attention: J. Neal Armstrong Vice President and Chief Financial Officer Telephone: (617) 559-7000	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Susan W. Murley, Esq. Telephone: (617) 526-6000

If to Receiving Party: Tyco Healthcare Group LP d/b/a Covidien 15 Hampshire Street Mansfield, MA 02048 Attention: Senior Vice President, Strategy & Business Development Telephone: (508) 261-8000	Copy to: Tyco Healthcare Group LP d/b/a Covidien 15 Hampshire Street Mansfield, MA 02048 Attention: Chief Mergers & Acquisitions Counsel Telephone: (508) 261-8000

Either party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the party for whom it is intended actually receives it. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f)        For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original and both of which, taken together, shall constitute one agreement binding on both parties.

(g)        The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

EXECUTED as of the date first above written.

ASPECT MEDICAL SYSTEMS, INC.

By:	/s/ Nassib Chamoun

Name:	Nassib Chamoun

Title:	President & CEO

TYCO HEALTHCARE GROUP LP D/B/A COVIDIEN

By:	/s/ Amy McBride-Wendell

Name:	Amy McBride-Wendell

Title:	SVP Strategy & BD&L